RELIASTAR
LIFE INSURANCE COMPANY	Minimum Guaranteed
OF NEW YORK	Withdrawal Benefit Rider
A Stock Company	With Reset Option
(HEREINAFTER CALLED WE, US AND OUR)

The Contract to which this Minimum Guaranteed Withdrawal Benefit Rider (“this Rider”) is attached is hereby modified by the provisions of this Rider. The Rider's provisions shall control when there is a conflict between this Rider and the Contract.

This Rider permits withdrawals up to a specified amount annually that are guaranteed during the Annuitant’s life and may provide for guaranteed payments in the event the Contract’s Accumulation Value is reduced to zero, subject to the Rider’s terms, conditions and limitations. There is a charge for this Rider. This Rider has no Cash Surrender Value. Benefits provided and charges made under the terms and conditions of this Rider are described in detail below. This Rider will remain in effect until terminated under the conditions described below.

IMPORTANT TERMS

The Annuitant is the person upon whose life and age Rider benefits are determined. The Annuitant must be the Contract Owner (or a Joint Owner) unless a non-natural Owner is named. Joint Annuitants are not allowed on any Contract to which this Rider is attached.

The Contract means the Contract to which this Rider is attached.

The term Credit is defined in the Contract or its Riders and Endorsements. If not defined in the Contract or its Riders and Endorsements, the Credit shall be zero.

The Growth Phase is the period of time beginning on the Rider Date and ending on the last Business Day immediately preceding the beginning of the Withdrawal Phase.

The Withdrawal Phase begins as of the date of the first withdrawal/Partial Surrender under the Contract, other than withdrawals requested by the Contract Owner for the payment of advisory fees to a separately named investment advisor for advice provided on the selection and ongoing management of the funds underlying the Contract, or the Annuity Commencement Date, whichever occurs first. No additional premiums are allowed under the Contract during the Withdrawal Phase. We may, however, at our sole discretion, waive this limitation. Any such waiver will apply to all issues of this Rider on a nondiscriminatory basis.

The Maximum Annual Withdrawal (“MAW”) is the maximum Accumulation Value that can be withdrawn from the Contract in any Contract Year without reducing the Rider benefit guarantees in future Contract Years.

The Reset Waiting Period is the minimum period of time required between each election of the MGWB Reset Option. The Reset Waiting Period is shown in the Contract Schedule.

The Rider Date is the date this Rider becomes effective. The Rider Date is the same as the Contract Date unless a different Rider Date is shown in the Contract Schedule.

GUARANTEED WITHDRAWAL STATUS

On the Rider Date, this Rider is placed in Guaranteed Withdrawal Status. This status will be maintained while all of the following conditions exist:

1.	The Contract’s Accumulation Value is greater than zero;

2.	The Annuity Commencement Date under the Contract has not been reached;

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3.	The Contract has not been surrendered or otherwise terminated; and

4.	The Annuitant is living.

Maximum Annual Withdrawal

The initial MAW is set equal to (a) multiplied by the greater of (b) or (c) as of the last day of the Growth Phase where:

a)	equals the applicable MAW Percentage based on the Annuitant’s Age as shown in the Contract Schedule;

b)	equals the Contract Accumulation Value; and

c)	equals the Minimum Guaranteed Withdrawal Benefit (“MGWB”) Base

Thereafter, the MAW will be recalculated at the time of each excess withdrawal or MGWB Reset as described in the “Partial Withdrawals” and “MGWB Reset Option” provisions, below.

MGWB Base

The MGWB Base is calculated only during the Growth Phase for the purpose of determining the initial MAW. Thereafter, the MGWB Base has no value. If this Rider is effective as of the Contract Date, the initial MGWB Base is the initial premium plus any Credits, if applicable. If this Rider is added to the Contract after the Contract Date, the initial MGWB Base is equal to the Contract’s Accumulation Value on the Rider Date. Thereafter, the MGWB Base is calculated during the Growth Phase as follows:

1	. On any Ratchet Date, the MGWB Base equals the greater of:

	A.	The MGWB Base on the previous Ratchet Date plus premiums paid and any Credits applied since the last Ratchet Date; or

	B.	The current Contract Accumulation Value.

2	. On any other date, the MGWB Base equals:

	A.	The MGWB Base on the previous Ratchet Date; plus

	B.	Premiums paid and Credits applied since the last Ratchet Date.

For the purpose of MGWB Base calculations on and prior to the first Ratchet Date following the Rider Date only, the Rider Date shall be deemed to be the previous Ratchet Date. Ratchet Dates are defined in the Contract Schedule.

Withdrawals requested by the Contract Owner for the sole purpose of the payment of advisory fees to a separate named investment advisor, for advice provided on the selection and ongoing management of the funds underlying the Contract will not cause the Growth Phase to end and the Withdrawal Phase to begin. During the Growth Phase these withdrawals reduce the MGWB Base on a pro-rata basis. During the Withdrawal Phase these withdrawals are handled the same as any other withdrawal.

Pro-rata Partial Withdrawal adjustments may be greater or less than dollar-for-dollar Partial Withdrawal adjustments and may therefore reduce the MGWB Base more or less quickly. Pro-rata Partial Withdrawal adjustments will be greater or less than dollar-for-dollar Partial Withdrawal adjustments if the Accumulation Value prior to the Partial Withdrawal is less or greater than the MGWB Base.

Partial Withdrawals

Total withdrawals in any Contract Year not exceeding the then current MAW will not impact the MAW. However, at the time a withdrawal is taken, if the total withdrawals in a Contract Year exceed the then current MAW, the excess will be deemed an Excess Withdrawal and the MAW will immediately be reduced on a pro-rata basis. The proportion of the reduction of the MAW will equal:

A

{B – (C – A)}

Where: A is the amount of the Excess Withdrawal; B is the Contract’s Accumulation Value immediately prior to the withdrawal; and C is the total amount of the current withdrawal. This means the MAW is reduced by the same percentage that the Accumulation Value is reduced by the withdrawal, rather than by the dollar amount of the withdrawal.

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For the purpose of determining whether the MAW has been exceeded, any applicable Surrender Charge or recapture of Credits will not be applied to the withdrawal. However, for the purpose of determining the MAW reduction after an Excess Withdrawal, any Surrender Charges and recapture of Credits are considered part of the withdrawal.

Withdrawals taken from this Contract to satisfy the Required Minimum Distribution rules of the Internal Revenue Code of 1986, as amended (“RMD”), that exceed the MAW for a specific Contract Year, will not be deemed Excess Withdrawals in that Contract Year, subject to the following rules:

1.	If, on January 31 of any year, your RMD for that calendar year, applicable to this Contract, is greater than the MAW on that date, an Additional Withdrawal Amount will be set on that date to be equal to that portion of the RMD that exceeds the MAW. Otherwise, the Additional Withdrawal Amount will be set to zero.

2.	Any withdrawals taken in a Contract Year will count first against the MAW for that Contract Year.

3.	Once the MAW for the then current Contract Year has been taken, additional amounts withdrawn in excess of the MAW will count against and reduce any Additional Withdrawal Amount and are not considered Excess Withdrawals.

4	. Withdrawals that exceed the Additional Withdrawal Amount are Excess Withdrawals and will reduce the MAW on a pro-rata basis, as described above in this section.

5	. The Additional Withdrawal Amount is set to zero at the end of each calendar year, and remains at zero until it is recalculated the following calendar year. The Additional Withdrawal Amount, when recalculated, will not include your RMD for a calendar year, or any portion thereof, that may otherwise be taken after that calendar year’s end.

Unless specifically stated otherwise in this Rider, any provisions in the Contract establishing required minimum value remaining after a partial withdrawal are superceded and replaced by the provisions of this Rider.

MGWB Reset Option

At any time, while this Rider is in the Withdrawal Phase, you may elect to reset the MAW, subject to the following:

1	. You must provide us satisfactory written notice at our Customer Service Center;

2	. The first reset must be on or after the Reset Option Date stated in the Contract Schedule; and

3	. For a subsequent reset, a period of time equal to the Reset Waiting Period shown in the Contract Schedule must have elapsed since the most recent reset.

Upon receipt of your written notice, the MAW will increase to equal the MAW Percentage times the Contract’s then current Accumulation Value. No reset will occur or be allowed that would reduce the MAW.

If this Option is exercised, we may, at our discretion, increase the MGWB Charge to equal the charge then in effect for new Riders issued. However, the MGWB Charge will never exceed the Maximum MGWB Charge shown in the Contract Schedule. We also guarantee the charge for this Rider will not increase for any reset exercised during the Reset Charge Lock Period as specified in the Contract Schedule.

We may, from time to time and at our discretion, permit the exercise of this Option only on Contract Anniversaries.

Accepted Funds

Accepted Funds, applicable to this Rider and existing on the Rider Date, are shown in the Contract Schedule. All funds not designated as Accepted Funds are classified as Non-Accepted Funds. We may add newly available Divisions as Accepted Funds. We may reclassify existing Divisions as Accepted Funds or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such Division(s) after the date of change.

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Fixed Allocation Funds

Fixed Allocation Funds, applicable to this Rider and existing on the Rider Date, are shown in the Contract Schedule. While the Rider is in effect, any investments in Fixed Allocation Funds are to be considered as Covered Funds for purposes of any applicable death benefit under the Contract. We may add newly available Divisions as Fixed Allocation Funds. We may reclassify existing Divisions as Fixed Allocation Funds or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such Division(s) after the date of change.

Other Funds

For purposes of this Rider, any divisions not designated as Accepted or Fixed Allocation Funds shall be considered Other Funds.

As discussed below in “MGWB Rebalancing”, Other Funds are subject to restrictions as to amounts which may be invested or transferred into such divisions.

MGWB Rebalancing

If, on any MGWB Rebalancing Date, as defined below, the Accumulation Value in Fixed Allocation Funds is less than the required percentage of the total Accumulation Value in Non-Accepted Funds, as stated in the Contract Schedule, we will automatically rebalance the Accumulation Value allocated to Non-Accepted Funds to attain the minimum requirement.

MGWB Rebalancing Dates include the following:

1	. Each Automatic MGWB Rebalancing date as shown in the Contract Schedule;

2	. The day any additional premiums are paid;

3	. The day any transfer/reallocation among Fixed Allocation or Other Funds occurs, whether automatic or specifically directed by you; and

4	. The day of any withdrawal from Fixed Allocation or Other Funds.

Such rebalancing will occur, pro-rata, among Non-Accepted Funds and will be the last transaction processed on that date.

No MGWB Rebalancing will occur if you are entirely invested in Accepted Funds.

Lifetime Income Annuity Option

If this Rider is in Guaranteed Withdrawal Status on the Contract’s Annuity Commencement Date, you may elect to receive Lifetime Income Payments, in lieu of any other Income Plan options available under the Contract. Under this option, payments are made to the person named in equal payments for as long as the Annuitant is living. Such payments are based on the Annuitant’s sex and age on the option election date. At the Annuitant’s death, all payments cease.

A table of minimum payment factors (“Lifetime Income Annuity Factors”) under this option is shown on the last page of this Rider. However, actual payments will never be less than the greater of those derived from the factors shown in the table and those based on the MAW for the same frequency as of the Annuity Commencement Date.

AUTOMATIC PERIODIC BENEFIT STATUS

If the Contract’s Accumulation Value is reduced to zero (other than by a withdrawal exceeding the MAW) while the Rider is in Guaranteed Withdrawal Status, the status changes to Automatic Periodic Benefit Status and the MGWB Periodic Payments will become payable. If the Contract’s Accumulation Value is reduced to zero by a withdrawal which exceeds the MAW, the Contract and this Rider will terminate due to the pro-rata reduction described above under “Partial Withdrawals.”

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When the Rider enters Automatic Periodic Benefit Status, the Contract is modified as follows:

1.	The Contract will provide no further benefits other than as provided in this Rider;

2.	No additional Premium payments will be accepted; and

3.	Any other Riders attached to the Contract shall terminate unless specified otherwise in the Rider.

After this Rider enters Automatic Periodic Benefit Status, the Contract and this Rider will terminate when the Annuitant dies. When this Rider is in Automatic Periodic Benefit Status, if the MAW exceeds the net Partial Withdrawals for that Contract Year, including the Partial Withdrawal that caused the Rider to enter Automatic Periodic Benefit Status, the excess of the MAW over such net Partial Withdrawals will be paid immediately to the Owner.

MGWB Periodic Payments

The MGWB Periodic Payment is equal to the MAW on the date the Rider enters Automatic Periodic Benefit Status. MGWB Periodic Payments will begin on the last day of the first full Contract Year following the date the Rider enters Automatic Periodic Benefit Status and will continue to be paid annually thereafter. The amount of each annual MGWB Periodic Payment will equal the MAW in effect on the date the Rider enters Automatic Periodic Benefit Status. However, if at the time this Rider enters Automatic Periodic Benefit Status, you are receiving Systematic Withdrawals under the Contract more frequently than annually, the MGWB Periodic Payments will be made at the same frequency in equal amounts such that the sum of the payments in each Contract Year will equal the annual MGWB Periodic Payment. MGWB Periodic Payments will cease at the Annuitant’s Death.

MGWB CHARGE

The charge for this Rider is a percentage of the Contract Accumulation Value. It is deducted on each quarterly Contract Anniversary, in arrears, from the Accumulation Value in the Variable Separate Account Divisions, in the same proportion that the Accumulation Value in each division bears to the total Accumulation Value in the Variable Separate Account. The MGWB Charge on the Rider Date is stated in the Contract Schedule. Subject to our right to increase the charge only if the Reset Option is exercised, charges for this rider will not exceed the MGWB Charge in effect on the Rider Date but we may at any time charge less at our sole discretion.

If the Contract to which this Rider is attached is terminated by surrender, cancellation or application of the Contract’s Value to an Income Benefit, the Rider Charge for that portion of the current quarter completed will be deducted from the Contract’s Accumulation Value prior to termination of the Contract.

No charge for this Rider will be assessed while it is in Automatic Periodic Benefit Status.

DEATH OR CHANGE OF OWNER/ANNUITANT

Death of Owner/Annuitant

If this Rider is in Guaranteed Withdrawal Status, the death of the Owner (first Owner to die if there are Joint Owners), or the Annuitant if there is a non-natural Owner, will terminate this Rider. Charges for this Rider will cease on the date proof of death is received (the “claim date”). However, if the surviving spouse of the deceased Owner continues the Contract as their own, as provided in the Contract under the provision entitled “Spousal Continuation Upon Death of Owner,” this Rider also continues; provided:

1	. The spouse’s age on the date the Contract is continued is equal to or greater than the “Minimum Age for Spousal Continuation” shown in the Contract Schedule; and

2.	The spouse becomes the annuitant and sole Owner.

If this Rider is in the Growth Phase at the time of Spousal Continuation and no withdrawal is made prior to the Contract Anniversary after the date the Rider is continued:

1. The Rider continues in the Growth Phase;

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2.	The MGWB Base will be increased to equal the Contract’s then current Accumulation Value, if greater; and

3.	MGWB Charges will be restarted and will be the same as were in effect prior to the claim date.

If this Rider is in the Withdrawal Phase at the time of Spousal Continuation or if a withdrawal is made prior to the Contract Anniversary after the date the Rider is continued:

1.	The Rider will be continued in the Withdrawal Phase;

2.	On the Contract Anniversary following the date the Rider is continued, the MAW will be recalculated as follows:

	A.	If the spouse was the Annuitant prior to the claim date, the same MAW Percentage will be used;

	B.	If the spouse was not the Annuitant prior to the claim date, the MAW Percentage will be re- determined based on the spouse’s current actual age; and

	C.	The then current Contract Accumulation Value will be multiplied by the MAW Percentage determined per (A) or (B) above; and

3.	MGWB Charges will be restarted on the Contract Anniversary following the date the Contract is continued and will be the same as were in effect prior to the claim date.

If the spouse was not the Annuitant prior to the claim date, the MAW is considered to be zero from the claim date until the Contract Anniversary after the Rider is continued.

If the Rider is in Automatic Periodic Benefit Status and the Annuitant dies, the Contract and this Rider terminate and are of no further value.

Change of Owner/Annuitant

Except as provided above under Death of Owner/Annuitant, the Annuitant may not be changed.

Except for the following specifically allowed transactions, any change in Ownership will cause this Rider to terminate and no Rider benefits will thereafter be payable:

1	. A change of ownership pursuant to “Death of Owner/Annuitant” above;

2	. A change of ownership from one custodian to another custodian;

3	. A change of ownership from a custodian for the benefit of an individual to the same individual;

4	. A change of ownership from an individual to custodian for the benefit of the same individual;

5	. Collateral assignments;

6	. A change in Trust as Owner where the Individual Owner and the Grantor of the Trust are the same individual;

7	. A change of ownership from an individual to a Trust where the Individual Owner and the Grantor of the Trust are the same individual; and

8	. A change in ownership from a trust to an individual where the Individual Owner and Grantor of the Trust is the same individual.

RIDER TERMINATION

This Rider may not be cancelled unless the Contract is terminated, other than as described in “Guaranteed Withdrawal Status” or as provided under “Death of Owner/Annuitant.” This Rider has no surrender value or other non-forfeiture benefits upon termination.

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LIFETIME INCOME ANNUITY FACTORS

Annual Income Plan Factors for each $1,000 applied under this option calculated using the Annuity 2000 Mortality Table and 1.5% interest per annum for certain ages are shown below. Income Plan Factors for other ages are available upon request.

Age	Male	Female

50	$38.25	$35.43
55	42.76	39.32
60	48.67	44.38
65	56.69	51.17
70	67.66	60.56
75	82.56	74.05
80	103.05	93.68
85	130.96	122.27
90	167.97	161.66

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